EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (No. 333-139983, No. 333-11142, No. 333-14957 and No. 333-52078) on Form S-8 of NCI Building Systems, Inc. and Affiliates of our report dated June 27, 2011, relating to the 2010 and 2009 financial statements of NCI 401(k) Profit Sharing Plan, which appears in this Form 11-K.
/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
June 27, 2011